On December 15, 1994 you were offered the position of Vice-President for Texas-New Mexico Power Company. The offer letter from Kevern Joyce commits "to develop a method to give you some credit for non-vested service with other employers should you ultimately retire from TNP." Since you were employed, the company has revised the Pension Plan to a Cash Balance Plan. The Cash Balance Plan determines retirement in a much different manner than the plan that was in place at the time of your offer letter and has affected the Company's prior efforts to honor its commitment in the original offer letter. In order to continue the benefit as it existed at the time of the December 15 offer the Company will use the use the then existing pension formula as the basis to determine your supplemental retirement benefits previously discussed. This formula is being added to the pension formula as Supplement A, a copy of which is attached hereto.

     The Company therefore offers to you the following benefit in full and complete satisfaction of its commitment to you in its offer letter of December 15, 1994:

               In the event you are still employed by the Company at age 65, your retirement benefits payable from TNMP's Excess Benefit Plan will be calculated using the Supplement A formula.

               In the case of a Change-in-Control, you will become fully vested in this supplemental pension benefit. The benefit will be accrued and vested as of the date of the change-in-control or the date at which the executive would have been age 62, whichever benefit is greater. Change of Control is defined as that term is defined in the Executive Severance Compensation Agreement which you have executed previously with the Company .

If you agree with the foregoing please sign in the space provided below.



    /s/  Kevern R. Joyce                                 Dated February 16, 1998
---------------------------------------
Kevern Joyce, Chairman, President & CEO
Texas-New Mexico Power Company



I agree with the foregoing:



/s/  Ralph Johnson                                       Dated February 16, 1998
---------------------------------
Ralph Johnson, Sr. Vice President

                                  SUPPLEMENT A
                                  ------------


     In the event the executive is still employed by the Company at age 65, their retirement benefits payable from Texas-New Mexico Power Company's Excess Benefit Plan will be calculated using the Supplement A formula.


FORMULA:

          1.3% of career average compensation times 30 years of service, plus 0.4% of the excess of career average compensation over one-half of the Social Security maximum wage base in the year of retirement times 30 years of service.


     If the executive retires prior to age 65 (but not earlier than age 55 and 5 years of service) the 30 years of service used in the formula will be reduced by one year for each year that the retirement precedes age 65. If the executive retires before age 65 and requests a monthly benefit payment, the amount of the monthly payment will be the actuarial equivalent of the benefit payable at age
65. If the executive retires prior to age 55 and 5 years of service, no benefit would be provided under the terms of the employment contract (except in the case of a change-in-control).

     This benefit will be reduced by the benefits that are provided by the Texas-New Mexico Power Company Pension Plan (qualified plan) and the retirement benefits provided by previous employers under their qualified and non-qualified plans.